Exhibit 99.1

ESTIMATES

of

RESERVES AND FUTURE REVENUE

to the

BLACK ELK ENERGY OFFSHORE

OPERATIONS, LLC INTEREST

in

CERTAIN OIL AND GAS PROPERTIES

located in

LOUISIANA, OKLAHOMA, TEXAS, AND

THE GULF OF MEXICO

as of

AUGUST 1, 2013

BASED ON PRICE AND COST PARAMETERS

specified by

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

November 20, 2013

Mr. Art Garza

Black Elk Energy Offshore Operations, LLC

11451 Katy Freeway, Suite 500

Houston, Texas 77079

Dear Mr. Garza:

In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of August 1, 2013, to the Black Elk Energy Offshore Operations, LLC (Black Elk) interest in certain oil and gas properties located in Louisiana, Oklahoma, Texas, and the Gulf of Mexico, as listed in the accompanying tabulations. We completed our evaluation on September 5, 2013. This report has been prepared using price and cost parameters specified by Black Elk, as discussed in subsequent paragraphs of this letter. The estimates in this report have been prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers (SPE); definitions are presented immediately following this letter.

We estimate the net reserves and future net revenue to the Black Elk interest in these properties, as of August 1, 2013, to be:

	Net Reserves			Future Net Revenue (M$)
	Oil	NGL	Gas		Present Worth
Category	(MBBL)	(MBBL)	(MMCF)	Total	at 10%

Proved Developed Producing	6,217.1	429.0	21,912.4	478,120.9	400,029.1
Proved Developed Behind-Pipe	4,767.6	915.7	50,176.1	405,609.8	253,913.4
Proved Developed Shut-In	202.0	2.8	988.6	16,061.9	14,396.5
Proved Undeveloped	5,682.9	603.8	52,818.4	409,289.8	232,844.5
Proved Abandonment Costs	0.0	0.0	0.0	(99,829.0)	37,263.4	(1)

Total Proved	16,869.6	1,951.3	125,895.5	1,209,253.4	938,447.0

Probable	7,618.8	715.1	70,115.0	782,736.4	472,843.7

Possible	5,033.6	262.9	42,754.4	455,202.1	251,985.1

Totals may not add because of rounding.

(1)	Black Elk’s estimate of the cash value of its escrow accounts for abandonment liability is included as a credit in 2013.

The oil reserves shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

The estimates shown in this report are for proved, probable, and possible reserves. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

As shown in the Table of Contents, this report includes summary projections of reserves and revenue by category. Also included are reserves and economics data for each category; these data include a summary projection of reserves and revenue along with one-line summaries of basic data, reserves, and economics by lease.

Gross revenue shown in this report is Black Elk’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Black Elk’s share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

As requested, this report has been prepared using oil, NGL, and gas price parameters specified by Black Elk. Oil and NGL prices are based on July 15, 2013, NYMEX West Texas Intermediate prices and are adjusted by field for quality, transportation fees, and regional price differentials. Gas prices are based on July 15, 2013, NYMEX Henry Hub prices and are adjusted by field for energy content, transportation fees, and regional price differentials. All prices, before adjustments, are shown in the following table:

Period Ending	Oil/NGL Price ($/Barrel)	Gas Price ($/MMBTU)	Period Ending	Oil/NGL Price ($/Barrel)	Gas Price ($/MMBTU)

8-31-2013	106.32	3.674	7-31-2014	94.95	3.980
9-30-2013	105.92	3.672	8-31-2014	94.27	3.999
10-31-2013	104.49	3.684	9-30-2014	93.65	4.002
11-30-2013	102.99	3.761	10-31-2014	93.12	4.022
12-31-2013	101.56	3.925	11-30-2014	92.69	4.103
1-31-2014	100.06	4.000	12-31-2014	92.30	4.270
2-28-2014	98.73	4.002	12-31-2015	89.06	4.229
3-31-2014	97.75	3.966	12-31-2016	84.96	4.357
4-30-2014	96.85	3.895	12-31-2017	82.75	4.523
5-31-2014	96.20	3.912	Thereafter	81.38	4.799
6-30-2014	95.62	3.945

Operating costs used in this report are based on operating expense records of Black Elk. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Operating costs have been divided into per-well costs and per-unit-of-production costs. Headquarters general and administrative overhead expenses of Black Elk are included to the extent that they are covered under joint operating agreements for the operated properties. As requested, operating costs are not escalated for inflation.

Capital costs used in this report were provided by Black Elk and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are Black Elk’s estimates of the costs to abandon the wells, platforms, and production facilities; these estimates do not include any salvage value for the lease and well equipment. It is our understanding that Black Elk has established escrow accounts for abandonment liability. As requested, Black Elk’s estimate of the cash value of these accounts has been included in 2013 as a capital credit. Abandonment costs are shown herein as capital costs. As requested, capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Black Elk interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Black Elk receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be commercially recoverable; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, seismic data, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with generally accepted petroleum engineering and evaluation principles set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the SPE (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to classify, categorize, and estimate reserves in accordance with the 2007 PRMS definitions and guidelines. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from Black Elk, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

		By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Lily W. Cheung	By:	/s/ Patrick L. Higgs
	Lily W. Cheung, P.E. 107207		Patrick L. Higgs, P.G. 985
	Vice President		Vice President

Date Signed: November 20, 2013		Date Signed: November 20, 2013

LWC:RGH

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